Schedule A

List of Portfolios

THE HARTFORD MUTUAL FUNDS, INC.

ON BEHALF OF:

The Hartford Floating Rate High Income Fund

The Hartford Healthcare Fund

The Hartford Municipal Opportunities Fund

The Hartford Small Company Fund

Last updated:  April 19, 2016

[Copyright © 2016 by The Hartford. Classification: Company Confidential. All rights reserved.

No part of this document may be used, reproduced, published or posted without the permission of The Hartford.]

Schedule B

Fees

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

The Hartford Floating Rate High Income Fund

Average Daily Net Assets	Annual Rate
First $500 million	0.7000%
Next $2 billion	0.6500%
Next $2.5 billion	0.6400%
Next $5 billion	0.6300%
Amount Over $10 billion	0.6200%

The Hartford Healthcare Fund

Average Daily Net Assets	Annual Rate
First $500 million	0.9000%
Next $500 million	0.8500%
Next $4 billion	0.8000%
Next $5 billion	0.7975%
Amount Over $10 billion	0.7950%

The Hartford Municipal Opportunities Fund
(fee change effective June 1, 2015)

Average Daily Net Assets	Annual Rate
First $500 million	0.3500%
Next $500 million	0.3000%
Next $1.5 billion	0.2900%
Next $2.5 billion	0.2850%
Amount Over $5 billion	0.2800%

The Hartford Small Company Fund

Average Daily Net Assets	Annual Rate
First $250 million	0.8500%
Next $250 million	0.8000%
Next $500 million	0.7500%
Next $500 million	0.7000%
Next $3.5 billion	0.6500%
Next $5 billion	0.6300%
Amount Over $10 billion	0.6200%

Last updated:  April 19, 2016

[Copyright © 2016 by The Hartford. Classification: Company Confidential. All rights reserved.

No part of this document may be used, reproduced, published or posted without the permission of The Hartford.]